Exhibit 10.18
SERVICES AGREEMENT
EFFECTIVE JANUARY 1, 2005
BETWEEN
SPHERIS OPERATIONS INC.
AND
HEALTHSCRIBE (INDIA) PRIVATE LIMITED

SERVICES AGREEMENT
This Services Agreement (the “Agreement”) is effective as of the 1st day of January, 2005 and is by and between:
Spheris Operations Inc., a Tennessee corporation with its principal office at 720 Cool Springs Blvd., Suite 200, Franklin, Tennessee 37067, USA acting by and through its affiliates and subsidiaries (hereinafter collectively referred to as “Spheris”)
And
HealthScribe (India) Private Limited, a company registered under the Indian Companies Act, 1956, having its office at One HealthScribe Plaza, Koramangala Block 8, Bangalore — 560 008, India (hereinafter referred to as “HSIPL”).
WHEREAS, Spheris wishes to engage HSIPL to provide transcription services and priming activity (the “Services”) on an as-requested contract, work-for-hire basis, according to the terms herein;
WHEREAS, HSIPL has agreed to provide the Services on the terms herein and its board of directors has determined that the provision of such Services will be in the best interests of HSIPL; and
WHEREAS, Spheris and HSIPL wish to enter into this Agreement to establish the terms and conditions upon which HSIPL will provide the Services to Spheris at its facility located at One Spheris Plaza, Koramangala Block 8, Bangalore- 560 095, State of Karnataka, India.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, and intending to be legally bound, the parties agree as follows:
1. Definitions.
For purposes of this agreement, the following definitions shall apply:
“Capacity” shall mean the number of Lines that HSIPL can complete in a given month, which HSIPL shall advise Spheris in accordance with the provisions of Clause 8.3.
“Client” shall mean any entity that has entered into a contract with Spheris for the transcription of Voice Files into Transcribed Lines.
“Committed Capacity” shall mean the minimum transcription capacity of HSIPL necessary to transcribe the Committed Lines.
“Committed Lines” shall mean the minimum volume of Lines committed by Spheris as specified under Part A of Exhibit A.
“Employees” shall mean employees of HSIPL.
“Force Majeure” shall mean any interruptions to the business of either party caused as a result of any acts beyond their control including: war, acts of internal aggression, violence, arson, vandalism, acts of wanton destruction, fires, storms, hurricanes, floods, earthquakes, or other natural disasters or acts of God, strikes, lockouts, or other labor disputes, disruption of constant power supply for more than 48 hours, disruptions to the satellite linkage with Spheris, software and hardware crashes, and changes in law that limit or prohibit the Services to be provided hereunder.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, all as amended and in effect.
“Job” whether in the singular or plural, shall mean Transcription or Priming Activity, as the case may be, and any other activity as agreed between the Parties.
“LIBOR” means London Inter Bank Offered Rate.

“Line” whether in the singular or plural, shall mean a line of 65 characters including spaces between words but excluding system generated template characters not required to be typed by the transcriptionist or any other standard line, the definition of which may be agreed by the parties during the term of this Agreement. In case of failure to agree to any other definition, the foregoing definition of “Line” shall prevail. The parties may agree to a different definition of “Line” for different Jobs.
“Non Stat Jobs” shall mean those jobs other than Stat Jobs
“Parties” shall mean Spheris and HSIPL.
“Priming Activity” shall mean the process of entry of the patients’ as well as the doctors’ and clinics’ demographic data in text files for each Job prior to transcription of the Voice File.
“QA Proofreading” shall have the meaning ascribed to it in Clause 6.2 hereunder.
“Services Fee” shall have the meaning ascribed to it in Clause 3.1.
“Software” shall have the meaning as ascribed to it in the Software License Agreement.
“Software License Agreement” shall mean the software license agreement executed between Spheris and HSIPL dated July 10, 2000.
“Stat Jobs” shall mean those specific jobs which, regardless of the TAT stipulated by Spheris in respect of that Client or Work Type, are identified by Client as one that must be completed as soon as possible and these jobs will be routed to the next available transcriptionist and/or editor for immediate processing.
“Transcription” shall mean the electronic document created from Voice Files dictated by a doctor.
“Transcribed Lines’’ shall have the meaning ascribed to it in Clause 2.1 hereunder.
“Turnaround Time” or “TAT” shall mean the time specified in respect of each Job and Work Type of a given Client, within which HSIPL must convert a job into Transcribed Lines, which time shall be stipulated by Spheris prior to assigning the Jobs of a Client or Work Type to HSIPL.
“Voice Files” shall mean digital recordings of dictated voice that can be understood by playing these files on a computer matching the hardware and software specifications prescribed by Spheris.
“Work Type” shall mean and refer to distinct categories of Jobs that shall be classified depending on the respective departments of a Client from which such Jobs emanate.
2. Services
2.1	During the term of this Agreement and for the service fee referenced in Clause 3, HSIPL agrees to provide Transcription and services relating to Priming Activity to Spheris, through HSIPL’s employees, agents, subcontractors, and representatives. The Services to be provided by HSIPL to Spheris shall include the following:
(i)	the Transcription of the Voice Files forwarded to HSIPL by Spheris into Lines of typewritten text (the “Transcribed Lines’’). Spheris may require that the Transcribed Lines be subsequently proofread by Spheris in order to bring them to a level of quality required by Clause 6 of this Agreement. Transcribed Lines that meet the quality as provided in Clause 6 shall be forwarded by Spheris to its Clients.

(ii)	to carry out the Priming Activity of the Transcription for the Voice Files forwarded to HSIPL by Spheris prior to the entry of the Transcribed Lines.
2.2	HSIPL acknowledges that Spheris is under a contractual obligation to provide Transcribed Lines to its Clients at the level of accuracy and within the Turnaround Time already agreed to between Spheris and its Client and as set forth in Clauses 5 and 6 of this agreement. Consequently, HSIPL acknowledges that the provision of the Services to the level of accuracy and within the time specified by Spheris with regard to each Job is the essence of this Agreement.

2.3	HSIPL agrees that it will not perform any services for any third party (without the written consent of Spheris) unless (a) HSIPL is in compliance with the terms of this Agreement (including without limitation the quality and TAT requirements of Clauses 5 and 6) for each of four consecutive quarters and (b) Spheris thereafter refuses to provide additional Lines to HSIPL even though HSIPL provides reasonable evidence showing that it has additional capacity. If HSIPL meets the conditions set forth in the previous sentence, it may perform transcription services for third parties provided that (i) any such third party agreements, in Spheris’s sole opinion, do not interfere with HSIPL’s ability to provide Services to Spheris and (ii) such third party contracts are terminable by HSIPL upon 30 days’ notice to such third party or parties. So long as Spheris accounts for 60% or more of HSIPL’s revenue, if HSIPL is unable to provide Services in compliance with the TAT and quality requirements hereof during a period that HSIPL is performing transcription services for third parties (as permitted by this Agreement), HSIPL will terminate such third party contracts until it can provide reasonable assurances to Spheris that it can and will comply with the TAT and quality requirements of this Agreement.
3. Services Fees
3.1	For the Services, Spheris shall pay to HSIPL a fee to be calculated as set out in Part A of Exhibit A (the “Services Fee”).
3.2	The Services Fee shall be invoiced to Spheris on a monthly basis and shall be due sixty (60) days from the receipt by Spheris of the invoice therefore.
3.3	Spheris will also pay to HSIPL a man-month rate to be mutually agreed upon by the parties based on arms-length negotiations per primer deployed for Priming Activity for jobs not being transcribed by HSIPL for the calendar year 2005. This man-month rate may increase each year after 2005, as agreed to by the parties.
4. Performance of the Services.
4.1	HSIPL shall train the Employees to perform Services under this Agreement in accordance with the terms of this Agreement including the use of the technology and equipment and the transcription of Voice Files into Transcribed Lines.
4.2	HSIPL shall indicate to Spheris the details and number of Employees who are, in its opinion and based on the training imparted by HSIPL to the Employees, sufficiently qualified to carry out the Services in respect of Job and Work Type.
5. Turnaround Time.
5.1	If the Client is using Spheris voice dictation system, TAT is measured from the time a dictation is ended (phone is hung up) until the finished document is delivered back to the Client, ready for printing. If Spheris is extracting from a Client-owned dictation device, TAT is measured from the time the dictation is extracted into the Spheris system until the finished document is delivered back to the Client, ready for printing. Dictation that is unintelligible (other than that due to system failure at HSIPL’s end) resulting in the work being sent to a collaborator or technical service personnel is exempt from TAT requirements. Dictation that is not properly signed off, multiple dictations, refusal of dictator to make proper use the system or other dictator errors are exempt from TAT requirements.
5.2	Each Job must be returned to the Client within the Turnaround Time specified in respect of the Client and the Work Type. HSIPL shall also complete the Stat Jobs within the Turnaround Time stipulated by the Client in respect of each Stat Job. HSIPL agrees to route the Stat Jobs to the next available transcriptionist and/or editor for immediate processing. Furthermore, should a Job, whether a Stat Job or otherwise, require proofreading in the US, then the Job must be delivered back to Spheris with sufficient time remaining so that Spheris can proofread the Job and still return the Job to the Client within the required TAT. HSIPL and Spheris shall mutually agree upon the required time for delivery for each Client. Unless otherwise mutually agreed, the Transcription TAT for Jobs requiring proofreading by Spheris shall be one half of the Job TAT specified by the Client.

5.3	HSIPL commits to deliver Transcribed Jobs to Spheris within its contracted time requirements with the Client not less than 95% of the time (measured monthly as a percentage of Lines delivered within the time periods required by the terms of this Agreement), with no greater than 1% of all reports being delivered more than 24 hours overdue. This is a standard with adjustments for the following factors:
1) Edits do not count in the return times
2) Dictation issues caused by the Client or its dictation system supplier
3) Force Majeure
4) Clients that allow more turn-around-time will have their TAT adjusted
Notwithstanding the foregoing, the parties may agree to more stringent TAT terms where TAT requirements of any applicable Client are more stringent than identified above. In such cases, Spheris agrees to provide HSIPL with 30 days notification of such additional TAT requirements.
6. Quality.
6.1	HSIPL commits to deliver Transcribed reports to Clients that exceed 98% accuracy 95% of the time, with no reports less than 95% accurate. The percentage accuracy shall be based upon the applicable percentage point system or scoring method that Spheris has with the applicable Spheris customer, and shall be measured monthly, with adjustments for the following factors:
1. Edits do not count in the quality standards
2. Dictation issues caused by the Client or its dictation system supplier
3. Force Majeure
Notwithstanding the foregoing, the parties may agree to more stringent quality requirements where quality requirements of any applicable Client are more stringent than identified herein. In such cases, Spheris agrees to provide HSIPL with 30 days notification of such additional quality requirements.
6.2	Spheris shall from time to time, at its sole discretion, proofread a random sample comprising up to 1% but in no event less than 1/2% of the Lines produced by each of the Employees of HSIPL to determine the level of accuracy of the respective Employees (“QA Proofreading”). All costs incurred in respect of QA Proofreading shall be borne by Spheris.
7. Term
7.1	The term of this Agreement shall commence on the date hereof, and unless terminated pursuant to Clause 7.2 hereof shall continue to be in force through December 31, 2008. This Agreement shall automatically renew for successive one year periods, unless either party provides the other with six (6) months’ notice of its intent to terminate this Agreement at the end of the then current term.
7.2	This Agreement may be terminated by either party (“Non-Defaulting Party”) upon written notice thereof in the event the other party (“Defaulting Party”) is in material breach of the terms of this Agreement and if such breach is not remedied by the Defaulting Party within six (6) months from the Non-Defaulting Party’s notice to the Defaulting Party to this effect. In the event of a termination of this Agreement, Spheris shall promptly pay HSIPL any Services Fee payable to HSIPL for Services rendered prior to the effective date of such termination and HSIPL shall promptly pay any amount payable to Spheris under this Agreement.
7.3	For the avoidance of doubt, unless otherwise specifically set forth herein, the parties agree that Spheris can only be in material breach of this Agreement for failure to pay amounts due hereunder (provided that following the payment of any disputed amounts hereunder by Spheris into escrow, HSIPL shall not be permitted to so terminate).

8. Covenants of Spheris. Spheris, for itself, hereby covenants as follows:
8.1	Confidential Agreement. Unless Spheris has obtained HSIPL’s prior written consent (which consent may be given or withheld in HSIPL’s sole and absolute discretion), Spheris shall keep the terms and conditions of this Agreement confidential and prevent disclosure thereof to any Person other than its employees and advisors for purposes directly related to Spheris’s operation of its business. Spheris’s obligation of confidentiality shall not apply to information which:
(i)	is obtained from a third party that did not make a disclosure of such information (whether to Spheris, to a third party, or to the general public) in violation of a non-disclosure obligation,

(ii)	is in the public domain not as a result of action by Spheris,

(iii)	is required to be disclosed by applicable law or an order issued by a court of competent jurisdiction; provided, however, that in the event of any such required disclosure, Spheris shall immediately notify HSIPL thereof and shall cooperate with HSIPL in any attempt to quash, limit or otherwise prevent or limit disclosure, or

(iv)	in so far as it is disclosed to Spheris’s employees, directors, bankers, potential financiers or professional advisors as confidential, provided that it shall ensure that such persons treat such information as confidential.
8.2	Notice. Except as otherwise mutually agreed between the Parties, Spheris agrees that it shall give HSIPL at least thirty (30) days notice before requiring HSIPL to commence work in respect of any new Clients or any new Work Type.
8.3	Forecast. Spheris shall provide HSIPL a three (3) month rolling forecast of the Lines to be produced by HSIPL each month not later than the twentieth day of each month. Spheris and HSIPL must agree on transcription volume objectives as well as proofing, volume and capacity objectives of Spheris not less than 30 days prior to the end of each quarter for the next quarter.
8.4	Compliance with the Regulations. Spheris shall to the extent applicable comply with HIPAA and other applicable regulations in the United States for such locations where HSIPL is providing transcription services.
9. Covenants of HSIPL. HSIPL hereby covenants to Spheris as follows:
9.1	Forecast. HSIPL shall provide Spheris a three (3) month estimate of its Capacity and estimated requirement for proofreading each month not later than the tenth day of each month. Spheris and HSIPL must agree on the capacity objectives as well as proofing volume of Spheris not less than 30 days prior to the end of each quarter for the next quarter.
9.2	Confidential Information. Unless HSIPL has obtained Spheris’ prior written consent (which consent may be given or withheld in Spheris’ sole and absolute discretion), HSIPL shall keep the terms and conditions of this Agreement confidential and prevent disclosure thereof to any person other than its employees for purposes directly related to HSIPL’s operation of its business. HSIPL’s obligation of confidentiality shall not apply to information which:
(i)	is obtained from a third party that did not make a disclosure of such information (whether to HSIPL, to a third party, or to the general public) in violation of a non-disclosure obligation,

(ii)	is in the public domain not as a result of action by HSIPL,

(iii)	is required to be disclosed by applicable law or an order issued by a court of competent jurisdiction; provided, however, that in the event of any such required disclosure, HSIPL shall immediately notify Spheris thereof and shall cooperate with Spheris in any attempt to quash, limit or otherwise prevent or limit disclosure, or

(iv)	in so far as it is disclosed to its employees, directors, bankers, potential financiers or professionals, provided that such party shall ensure that such persons treat such information as confidential.

9.3	HSIPL undertakes and covenants that it shall, during the term of this Agreement, provide the Services to Spheris or to any other person that Spheris may, in writing, nominate. HSIPL further undertakes and covenants that, in the event HSIPL has approved of the quality of the sample Voice Files of a particular Client, HSIPL is not entitled, at any subsequent point in time to raise any issues with regard to the quality of the Voice Files, nor shall any alleged lack of Voice File quality be deemed to be a material breach of the terms of this Agreement.
9.4	HSIPL agrees and undertakes that it shall maintain the quality of the Services rendered to Spheris at such a level that these Services meet the quality standards of similar services purchased by Spheris in the United States of America. Spheris may conduct, at its discretion, quality control checks in addition to those specified herein at no cost to HSIPL.
9.5	Compliance with the Regulations. HSIPL shall to the extent applicable to it comply with HIPAA and other applicable regulations in the United States in its provision of the Services. In addition, HSIPL shall comply with all business associate agreements executed by it, including the business associate agreement attached as Exhibit B. Furthermore, if Spheris determines that HSIPL must agree to additional terms to comply with HIPAA or any other privacy law or regulation, HSIPL shall agree to amend the terms of any Business Associate Agreement signed by it in order to so comply. HSIPL AND SPHERIS SPECIFICALLY ACKNOWLEDGE THAT HSIPL’S NON-COMPLIANCE WITH HIPAA OR ANY OTHER PRIVACY LAW OR REGULATION, COULD PRODUCE SIGNIFICANT AND POTENTIALLY CATASTROPHIC DAMAGES. IN CONSIDERATION OF PROVIDING SERVICES HEREUNDER, HSIPL EXPLICITLY ACKNOWLEDGES AND ASSUMES THE RISKS OF DAMAGES FOR SPHERIS’ BUSINESS LOSSES, LOSS OF REPUTATION, COSTS OF GOVERNMENT INVESTIGATION, COSTS OF NOTIFYING AFFECTED PERSONS OF PRIVACY RIGHT INFRINGEMENT, AND ANY OTHER TYPE OF LOSS ATTRIBUTABLE TO HSIPL’S VIOLATION OF HIPAA OR ANY OTHER PRIVACY LAW OR REGULATION. THESE DAMAGES ARE IN ADDITION TO ALL OTHER REMEDIES AVAILABLE TO SPHERIS INCLUDING THEORIES BASED IN CONTRACT OR TORT, INSURANCE RIGHTS, AND HSIPL’S INDEMNIFICATION DUTIES.
9.6	HSIPL agrees that it shall at all times abide by all relevant local laws and regulations such as relate to the employment of the Employees in HSIPL. In particular, HSIPL shall abide by all the statutory provisions relating to provident funds, pension funds, the payment of wages, the payment of gratuity, the payment of bonus, employee insurance, the payment of minimum wages, statutory holidays, hours of employment, overtime employment, nightshift employment, leave regulations, conditions of the workplace and healthcare benefits. In addition, HSIPL agrees that in the event of any termination of the Services or retrenchment or lay-off of any Employee, HSIPL shall abide by the rules, regulations, practices and procedures required by law to be followed in respect of such termination, retrenchment or lay-off.
9.7	Subcontracting. Except as agreed to by the parties in writing or as otherwise permitted in this Clause 9.7, HSIPL must not use a Subcontractor in the provision of any services hereunder. “Subcontractor” must be interpreted broadly to mean any person or business entity that performs part or all of HSIPL’s obligations in providing Services hereunder, and it includes any third parties engaged by the Subcontractor to provide any of Subcontractor’s obligations.
9.7.1	Upon advance written notice to Spheris and subject to Clause 9.7.2, HSIPL may use certain Subcontractors if HSIPL complies with all conditions of this paragraph: (a) HSIPL must warrant that all Subcontractors are located entirely in India; (b) HSIPL must bind Subcontractors in writing to confidentiality terms similar to those contained in this Agreement and to the audit provisions of this Agreement; and (c) HSIPL must obtain HIPAA business associate agreements in a form approved by Spheris from each Subcontractor.

9.7.2	Notwithstanding the foregoing, if so stated in writing by Spheris, Spheris can require that certain Jobs be performed without the use of Subcontractors.

9.7.3	HSIPL bears full responsibility and all liability for Services performed by Subcontractors. All Subcontractors are held to HSIPL’s standards for service as outlined in the Agreement. HSIPL is responsible for and is accountable for all Services pursuant to the Agreement, regardless of whether it uses a Subcontractor. Whenever HSIPL uses a Subcontractor, HSIPL incurs all relevant penalties outlined in this Agreement for under or non-performance of Services.

9.7.4.	Any agreement between HSIPL and a Subcontractor shall provide that Spheris is a third party beneficiary of such agreement.

9.7.5	SPHERIS AND HSIPL SPECIFICALLY ACKNOWLEDGE THAT HSIPL’S NON-COMPLIANCE WITH THIS CLAUSE 9.7 COULD PRODUCE SIGNIFICANT AND POTENTIALLY CATASTROPHIC DAMAGES. IN CONSIDERATION OF THE FOREGOING, HSIPL EXPLICITLY ACKNOWLEDGES AND ASSUMES THE RISKS OF DAMAGES FOR SPHERIS’ BUSINESS LOSSES, LOSS OF REPUTATION, COSTS OF GOVERNMENT INVESTIGATION, COSTS OF NOTIFYING AFFECTED PERSONS OF PRIVACY RIGHT INFRINGEMENT, AND ANY OTHER TYPE OF LOSS ATTRIBUTABLE TO HSIPL’S USE OF A SUBCONTRACTOR FOR PERFORMANCE OF SERVICES. THESE DAMAGES ARE IN ADDITION TO ALL OTHER REMEDIES AVAILABLE TO SPHERIS INCLUDING THEORIES BASED IN CONTRACT OR TORT, INSURANCE RIGHTS, AND SUPPLIER’S INDEMNIFICATION DUTIES.
10. Consequences of Force Majeure Events.
10.1	In the event either party is unable to perform its obligations under this Agreement as a result of the occurrence of any Force Majeure event, the obligations of such party under this Agreement shall be suspended for the duration that the disruption due to the Force Majeure event continues.
10.2	Should Spheris be unable to utilize HSIPL’s capacity for 90 consecutive days because of a Force Majeure event, HSIPL may, in its sole discretion, contract for such capacity with another purchaser without penalty to Spheris.
11. Severability. If any of the terms and conditions of this Agreement shall be held to be illegal, invalid or otherwise non-enforceable by a court of competent jurisdiction, all remaining terms and conditions shall remain in full force and effect.
12. Entire Agreement; Amendment. This Agreement and all exhibits annexed hereto, the Software License Agreement, and any additional agreements related to confidentiality of the parties’ (or third parties’) confidential information, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all prior oral and written understandings of the parties with respect to the subject matter hereof, and may only be amended by a writing executed by both Spheris and HSIPL.
13. Notices. All notices, demands and other communications required or permitted hereunder shall be in writing, and shall be deemed to have been duly given: (i) on the date delivered if delivered in person; (ii) upon delivery, if sent overnight by prepaid Federal express or other similar prepaid and receipted overnight or express courier service; (iii) upon electronic acknowledgment of receipt, if delivered by facsimile; or (iv) fifteen (15) days after being sent by certified mail (or registered airmail in the case of international delivery), postage prepaid, properly addressed to the addressee as follows:
If to Spheris:
Spheris
720 Cool Springs Boulevard, Suite 200
Franklin
Tennessee 370767
U.S.A.
Attention: Gregory T. Stevens, Chief Administrative Officer and General Counsel
Facsimile: (615) 261-1792
If to HSIPL:
HealthScribe India Private Limited
One HealthScribe Plaza
Koramangala Block 8
Bangalore — 560 008
India
Attention: Suresh Nair
Chief Operating Officer
Facsimile: (91) (80) 571-5345
or, with respect to any of the foregoing, at such different address as shall be specified by notice given in the manner herein provided. Notwithstanding the foregoing, in the event the delivery of any notice is refused or returned unopened, having been addressed to the most recent address provided by the intended recipient in accordance with this Clause 13, such notice shall be deemed to have been delivered on the date of the attempted delivery.

14. Relationship of Parties. The parties to this Agreement are independent contractors. Nothing in this Agreement shall be deemed to create a relationship between the parties of partnership, agency, employment, franchise or joint venture. No party, solely by virtue hereof, has the authority to bind the other or to incur any obligation on the other’s behalf.
15. Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the substantive laws of the State of Tennessee, United States of America. The Federal Courts for the Middle District of the State of Tennessee shall have exclusive jurisdiction with respect to any disputes arising out of or in connection with this Agreement.
16. No Waiver. No failure on the part of HSIPL or Spheris to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as or be deemed a waiver thereof by such party.
17. Headings. The headings in the clauses of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.
18. Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to clauses or subclauses refer to clauses or subclauses of this Agreement.
19. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall be deemed an original but all of which shall constitute one and the same instrument. Signature pages transmitted by facsimile shall be deemed originals.
20. No Third Party Beneficiaries. There are and shall be no third party beneficiaries of this Agreement.
21. Confidentiality. Spheris and HSIPL agree to take all steps reasonably necessary to hold each others Proprietary Information in trust and confidence. By way of illustration but not limitation “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers. Spheris and HSIPL agree never to, directly or indirectly, use, disseminate, disclose, lecture upon or publish, or divulge in any way, any of the other’s Proprietary Information disclosed to Spheris or HSIPL or known to Spheris or HSIPL as a consequence of or through Spheris’s relationship with HSIPL and the reciprocal. Upon termination of this Agreement for any reason, each of Spheris and HSIPL covenants and agrees that all training materials and other repositories of Proprietary Information of the other then in Spheris’s or HSIPL’s possession shall be returned to the owner of the Proprietary Information, or certified as being destroyed, on or before the effective date of termination. The foregoing is in addition to any other confidentiality agreement between the parties hereto.
22. Survival. The Clauses 3.3, 3.6, 3.6.1, 8.1, 9.2, 9.5, 9.7.5, and 11 though 22 shall survive termination and, or early expiration of this Agreement.
[Signatures on following pages]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
SPHERIS OPERATIONS INC.
By: /s/ Gregory T. Stevens
Name: Gregory T. Stevens
Title: Chief Administrative Officer and General Counsel
HEALTHSCRIBE INDIA PRIVATE LIMITED
By: /s/ Gregory T. Stevens
Name: Gregory T. Stevens
Title: Chief Administrative Officer and General Counsel

Exhibit A
Part A
Line Rate:
Subject to the terms of this Agreement, Spheris will pay to HSIPL per Line an amount to be mutually agreed upon by the parties based on arms-length negotiations. Payments made by Spheris pursuant to, and in the amounts indicated by, invoices prepared by HSIPL shall indicate the parties’ agreement as to the Line Rate for such invoiced period.
Both parties agree to review the contracted Line rate quarterly and, if necessary, to adjust the Line rate.

Exhibit B
HIPAA VENDOR ADDENDUM

HIPAA VENDOR ADDENDUM
     This HIPAA Vendor Addendum (“Addendum”) is made part of that certain Services Agreement, dated January 1, 2005 (“Agreement”) by and between Spheris Operations Inc, a Tennessee corporation (“SPHERIS”), and HealthScribe (India) Private Limited, a company registered under the Indian Companies Act, 1956 (“Vendor”). This Addendum is effective as of the effective date of the Agreement.
     Vendor and SPHERIS agree that the parties incorporate this Addendum into the Agreement in order to comply with the terms of SPHERIS’s contracts with its customers (“Customers”) that are Covered Entities under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations (45 C.F.R. Parts 160 and 164) (the “Privacy and Security Rules”). It is the understanding of the parties that Vendor may create or receive Protected Health Information when performing its obligations under the Agreement. References in this Addendum to “PHI” refer to Protected Health Information created or received by Vendor for or from SPHERIS, any subcontractor of SPHERIS, or any Customer.
1.	Prohibition on Unauthorized Use or Disclosure. Vendor will neither use nor disclose PHI except as permitted or required by this Addendum or as Required By Law.
2.	Permitted Uses and Disclosures. Vendor is permitted to use and disclose PHI to perform any and all obligations of Vendor as described in the Agreement as may be amended, provided that (i) such use or disclosure would be permitted under HIPAA if done by a Customer directly and (ii) Vendor shall only use, disclose and request the minimum amount of PHI necessary for the purpose of the use, disclosure or request. Vendor may also use PHI as necessary for Vendor’s proper management and administration and to carry out Vendor’s legal responsibilities (collectively, “Vendor’s Operations”). Vendor may disclose PHI as necessary for Vendor’s Operations only if:
2.1	the disclosure is Required By Law; or

2.2	Vendor obtains reasonable assurances in writing from any person or organization to which Vendor will disclose such PHI that the person or organization will: (i) hold such PHI in confidence and use or further disclose it only for the purpose for which Vendor disclosed it to the person or organization or as Required By Law; and (ii) notify Vendor of any instance of which the person or organization becomes aware in which the confidentiality of such PHI was breached. In the case of a breach, Vendor will notify SPHERIS of the breach.
3.	Additional Restrictions. Unless SPHERIS gives its prior, express written consent, Vendor agrees that Vendor will not disclose any PHI to any agent, subcontractor or other person or entity that is located or organized outside of the United States of America. Further, Vendor agrees not to allow any PHI to be transmitted to, received by, or stored at any location outside of the United States of America and not to permit any person outside of the United States of America to access or view PHI. Unless SPHERIS gives its prior, express written consent, Vendor shall not de-identify any PHI except as necessary to perform its obligations under the Agreement or for Vendor’s Operations.
4.	Information Safeguards. Vendor will use appropriate administrative, technical and physical safeguards to prevent the use or disclosure of PHI (except for uses or disclosures provided for by this Addendum). Vendor will maintain administrative, technical and physical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of electronic PHI, consistent with the requirements applicable to Covered Entities under the Privacy and Security Rules.
5.	Sub-Contractors and Agents. Vendor will require any of its subcontractors and agents, to which Vendor discloses any of PHI, to agree in writing to comply with the same privacy and security obligations as Vendor with respect to such PHI. Notwithstanding the foregoing, unless SPHERIS gives its prior, express written consent, Vendor shall not subcontract or assign any portion of its rights or obligations under the Agreement, and Vendor shall only furnish services under the Agreement through its employees. In the event SPHERIS consents to any subcontracting of Vendor’s obligations under the Agreement, Vendor shall only subcontract in compliance with Section 3 and shall otherwise comply with all of the terms of this Addendum.
6.	Training. Vendor shall train or adequately inform its employees, agents and subcontractors regarding its obligations to handle PHI confidentially.

7.	Access. To the extent Vendor maintains PHI in a Designated Record Set, Vendor will permit SPHERIS, the applicable Customer, or at SPHERIS’s request an individual (or the individual’s personal representative) to inspect and obtain copies of any PHI about the individual and that is in Vendor’s custody or control. Vendor will follow the procedures for access set forth in 45 C.F.R. § 164.524.
8.	Amendment. Vendor will, upon receipt of notice from SPHERIS, promptly amend or permit SPHERIS access to amend any portion of PHI maintained in a Designated Record Set as required for Customers to meet their amendment obligations under 45 C.F.R. § 164.526.
9.	Disclosure Accounting. For each disclosure of PHI not excepted from disclosure accounting under 45 CFR § 164.528 that Vendor makes, Vendor will record such information as would be required for a Customer to respond to a request for an accounting of disclosures pursuant to 45 C.F.R. §164.528(b). Vendor will make this information available to SPHERIS or a Customer promptly upon SPHERIS’s or such Customer’s request. Vendor shall have available the information required by this Addendum Section 9 for the six (6) years preceding the request for the information (except Vendor need not have information for disclosures occurring before the effective date of this Addendum or the effective date of any other business associate agreements between the parties, whichever date is earlier).
10.	Inspection of Books and Records. Vendor will make its internal practices, books, and records, relating to its use and disclosure of the PHI, available upon request to Customers or to the U.S. Department of Health and Human Services to determine any Customer’s compliance with the Privacy and Security Rules. Notwithstanding the foregoing, no attorney-client privilege or other legal privilege shall be deemed waived by SPHERIS or Vendor by virtue of this provision.
11.	Reporting. Vendor shall report immediately to SPHERIS any use or disclosure of PHI not permitted by this Addendum of which Vendor becomes aware. Vendor shall also immediately report to SPHERIS any Security Incident of which Vendor becomes aware. All reports shall be sent to Spheris Operations LLC, 720 Cool Springs Boulevard, Suite 200, Franklin, TN 37067, Attn: General Counsel or to such other address or contact designated by SPHERIS in writing. Vendor shall take reasonable steps as requested by SPHERIS or its Customers to mitigate any harm caused by the improper use or disclosure of PHI or any Security Incident.
12.	Termination.
12.1	Automatic Termination. This Addendum shall automatically terminate upon the termination of the Agreement.

12.2	Right to Terminate for Breach. SPHERIS may terminate this Addendum and the Agreement immediately upon written notice to Vendor if it determines that Vendor has breached a material provision of this Addendum.

12.3	Obligations upon Termination. Upon termination of this Addendum, Vendor will return to SPHERIS or destroy all PHI maintained by Vendor in any form or medium, including all copies of such PHI and PHI held by any subcontractors or agents of Vendor. Unless SPHERIS notifies Vendor otherwise (in response to a Customer requirement), Vendor may maintain any PHI that cannot feasibly be returned to SPHERIS or destroyed but will continue to abide by the terms and conditions of this Addendum with regard to such information and will limit its further use or disclosure of such information to those purposes that make return or destruction of the information infeasible, for so long as Vendor maintains such information. The terms of this Addendum Section 12.3 shall survive termination of this Addendum.
13.	General Provisions.
13.1	Definitions. Unless otherwise indicated in this Addendum, all capitalized terms shall have the meanings set forth in the Privacy and Security Rules.

13.2	Amendment. In the event that any final regulation or amendment to final regulations is promulgated by the U.S. Department of Health and Human Services or other government regulatory authority with respect to PHI or in the event of an amendment to SPHERIS’s contractual obligations to its Customers with respect to PHI, this Addendum shall automatically be amended to remain in compliance with such requirements.

13.3	Interpretation. Any ambiguity in this Addendum shall be resolved in favor of a meaning that permits SPHERIS to comply with its contractual obligations to its Customers. Nothing in this Addendum shall be construed to create any rights or remedies in any third parties. A reference in this Addendum to a section in 45 C.F.R. Parts 160 or 164 means the section as in effect or as amended.

13.4	Conflicts. The terms and conditions of this Addendum override and control any conflicting term or condition of the Agreement. All non-conflicting terms and conditions of the Agreement remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Addendum by their duly authorized representatives on the dates indicated below.

Vendor	Spheris Operations Inc.

By: /s/ Gregory T. Stevens	By: /s/ Gregory T. Stevens
Name: Gregory T. Stevens	Name: Gregory T. Stevens
Title: Chief Administrative Officer and General Counsel	Title: Chief Administrative Officer and General Counsel
Date: January 2, 2005	Date: January 2, 2005